Exhibit 99.1
News Release

Date:	October 20, 2006
Contact:	Cambrex	International Chemical Investors II S.A.
	Robert Thomson	Dr. Achim Riemann, Patrick Schnitzer
	Director, Investor Relations	Managing Directors
Phone:	201-804-3047	(49) 69 506 999-0
Email:	bob.thomson@cambrex.com	achim.riemann@ic-investors.com
Release:	Immediate	patrick.schnitzer@ic-investors.com
CAMBREX ANNOUNCES SALE OF TWO NON-STRATEGIC
HUMAN HEALTH FACILITIES
     East Rutherford, NJ – October 20, 2006 – Cambrex Corporation (NYSE: CBM) announced today that it signed a definitive stock purchase agreement to sell two non-strategic facilities within its Human Health segment to a holding company controlled by International Chemical Investors II S.A. (ICIG) of Luxembourg.
     The facilities, which are located in Cork, Ireland and Landen, Belgium, manufacture small molecule active pharmaceutical ingredients (API) and advanced intermediates. They reported combined sales of $40.4 million and an operating loss of $29.8 million during fiscal 2005. The 2005 operating loss included charges of $24.8 million for the impairment of goodwill and long-lived assets. Sales for the first six months of 2006 were $21.9 million with an operating loss of $0.2 million.
     “As part of our evaluation of strategic alternatives, we identified the divestiture of Cork and Landen as an initial step in our effort to streamline and strengthen the Human Health business,” said James Mack, Chairman, President & CEO of Cambrex. “This transaction will allow us to focus our Human Health investment in our three largest facilities where we have strong market positions, differentiating technologies such as high potency manufacturing and tastemasking expertise, and proprietary products including DEA controlled substances and niche generic APIs. We believe that under ICIG’s leadership and experience in this industry bringing to bear synergies with their other activities, combined with the dedicated workforce at the sites, the new owners will achieve the full turnaround in the foreseeable future.”
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

     As a result of this transaction, Cambrex expects to report a non-cash charge of approximately $30 million in the fourth quarter of 2006. This transaction is expected to close within 30 days.
     In February 2006, Cambrex announced that it had retained Bear Stearns & Co, Inc. to act as advisors to the Board of Directors in the analysis and consideration of strategic alternatives to maximize shareholder value and this process is continuing.
About Cambrex Human Health
     The Human Health segment of Cambrex is a premier provider of products and services to the global life science industry. Its product portfolio includes active pharmaceutical ingredients for branded and generic drugs, advanced intermediates for branded drugs, and specialty intermediates for animal health, x-ray diagnostics, and other applications. Human Health also provides broad service offerings in the areas of custom development and contract manufacturing.
About Cambrex
     Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. The Company employs approximately 2000 worldwide. For more information, please visit http://www.cambrex.com.
About International Chemical Investors
     International Chemical Investors is an investment group focusing on mid-sized chemical businesses, preferably subsidiaries of large corporations, which are considered non-core, with leading positions in niche markets, operating in competitive environments.
Cambrex Forward Looking Statements
     This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials, the possibility that the value of the acquisition of PermaDerm™ cultured skin may not be realized or that our plans to obtain a Humanitarian Device Exemption, completion of clinical trials and commercialization of PermaDerm cultured skin in the United States may not be successful, the Company may not receive regulatory approval for its products, and the outcome of the evaluation of strategic alternatives.
     For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2005 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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